SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 26, 2005

ACT Teleconferencing, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-27560	84-1132665
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

(303) 233-3500

(Registrant’s telephone number)

1526 Cole Boulevard, Suite 300, Golden, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 26, 2005, the Company received notice from Nasdaq that as a result of the resignations on August 19, 2005 of five members of its Board of Directors and the appointment of Clarke H. Bailey, Carlos P. Salas, and Peter E.Salas as directors, the Company was not in compliance with Marketplace Rules 4350(c)(1) and 4350(d)(2). Those rules require issuers to maintain a majority of independent directors on the board, and an audit committee comprised of three directors, all of whom must meet the standards for independence set forth in SEC Rule 10A-3. In addition, on September 1, 2005, the Company received notice from Nasdaq that Nasdaq believes the terms of the Company’s Series AA Convertible Preferred Stock, insofar as they permit voting on an as-converted basis and include anti-dilution provisions, are not in compliance with Marketplace Rule 4351, which prohibits a “disparate” reduction in the voting rights of an issuer’s publicly traded common stock. The September 1 notice further provides that the provision of the Investor Rights Agreement dated August 19, 2005 between the Company and Dolphin Direct Equity Partners, LP, providing Dolphin with right to designate five of the seven members of the Company’s Board of Directors, also violates Marketplace Rule 4351.

As previously reported, the Company also received notice from Nasdaq on March 9, 2005 that the price of the Company’s common stock closed below the minimum $1.00 per share for the preceding 30 days, as required under Marketplace Rule 4450(a)(5), and notice on August 18, 2005 that as of June 30, 2005 the Company was not in compliance with the minimum $10,000,000 stockholders’ equity requirement for continued listing under Marketplace Rule 4450(a)(3).

As previously disclosed, Nasdaq’s letter of August 18 set a deadline of September 2, 2005 for the Company to submit a response outlining the plan and timeline to achieve and sustain compliance with all Nasdaq National Market requirements. If Nasdaq determines that the Company has not presented a definitive plan to achieve and maintain compliance with applicable listing standards, or if the closing market price of the common stock is not greater than $1.00 for ten consecutive trading days prior to September 6, 2005, Nasdaq will provide a written notification that the common stock will be delisted. At that time, the Company will have the right to appeal Nasdaq’s determination to a Listings Qualifications Panel. Alternatively, the Company may apply to transfer its securities to the Nasdaq SmallCap Market, if the requirements in Marketplace Rule 4310(c) are met. If the transfer application is approved, the Company will have an additional 180-day period to regain compliance with applicable listing standards.

The Company believes that the actions described in Item 5.02 below, the text of which is incorporated into this Item 3.01 by reference, has brought the Company back into compliance with Marketplace Rules 4350(c)(1) and 4350(d)(2).

The Company intends to submit a response to Nasdaq describing the impact that the Company’s sale of its Series AA Preferred Stock in the initial closing will have on the Company’s shareholder’s equity, which the Company believes will restore compliance with the shareholder’s equity listing standard. The Company’s response will also address issues relating to Dolphin’s Board of Directors representation rights and the conversion price issues described above, which the Company believes were necessary provisions to complete the preferred stock financing. The Company will also make a determination on or about September 6, 2005 regarding the action to be taken in connection with the Company’s failure to meet Nasdaq’s minimum bid price for continued listing.

Item 5.02.	Departure of Directors or Principal Officers; election of Directors; Appointment of Principal Officers

In accordance with the terms of the Investor Rights Agreement between the Company and Dolphin, Dolphin has appointed Michael W. Shepherd to the Company’s Board of Directors, effective August 25, 2005. In addition, on Tuesday, August 30, 2005, the Company’s Board took the following actions: (1) formally made the determinations that Mr. Clarke Bailey and Mr. Shepherd are “independent directors” as defined in Marketplace Rule 4200(a)(15) and that Messrs. Bailey and Shepherd meet the criteria for independence set forth in SEC Rule 10A-3(b)(1); and (2) appointed Messrs. Bailey and Shepherd to the Audit Committee of the Company’s Board and elected Mr. Bailey as chairman of the committee. Effective with these actions, the Company’s Audit Committee consists of Messrs. Aslin, Bailey and Shepherd, each of whom meets the independence standards of Rule 10A-3 and Nasdaq’s financial sophistication test, and at least one of whom will be identified in the Company’s appropriate reports under the Securities Exchange Act of 1934 as an “audit committee financial expert” as defined by the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACT Teleconferencing, Inc.

Date: September 1, 2005	By:	/s/ Gene Warren
Gene Warren Chief Executive Officer

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